CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") effective as of February 8, 2008 (the “Effective Date”)

BETWEEN

MANTRA VENTURE GROUP LTD. 207 West Hastings Street, Suite 1209 Vancouver, British Columbia Canada V6B 1H7

(the "Company")

AND

METRADON VENTURES LIMITED Unit 2905, Block E Tung Ning House 9 Oi Yin Street Shaukiwan, Hong Kong

(the “Consultant”)

WHEREAS:

A.	The Company engaged in the acquisition and development of technologies and services that reduce the environmental impact of energy production and resource consumption;

B.	The Company desires to retain the Consultant to provide certain business development consulting services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	ENGAGEMENT AS A CONSULTANT

1.1

The Company hereby engages the Consultant as a consultant to provide the services of the Consultant in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement.

2.	TERM OF THIS AGREEMENT

2.1

The initial term of this Agreement shall begin as of the date of this Agreement and shall continue until August 31, 2008 (the “Initial Term”). The Company may, in its sole discretion, extend the Initial Term by a period of 6 months by providing not less than 30 days written notice to the Consultant prior to the expiration of the Initial Term. (the Initial Term and any extension of the Initial Term are hereinafter referred to as the “Term”).

3.	CONSULTANT SERVICES

3.1	The Consultant agrees to perform the following services during the Term and undertake the following responsibilities and duties to the Company as consulting services (the "Consulting Services"):

The Consultant shall:
a)	assist the Company in business development in South East Asia, Hong Kong, and China;

b)	assist the Company in identifying and acquiring new technology through licensing, strategic alliances and business acquisitions;

c)	assist the Company in targeting and procuring potential mergers and acquisitions of businesses complimentary to the Company;

d)	assist the Company in seeking and procuring strategic partners to market the services of the Company and its subsidiaries divisions of the Company throughout the region;

At no time shall the Consultant be asked to provide investor relations services or capital raising services for the Company.

3.2

The Consultant shall devote its time, attention and energies to the business affairs of the Company as may be reasonably necessary for the provision of the Consulting Services, provided, however, the Consultant may engage in other personal and business activities that do not interfere with the Consultant's obligations hereunder.

3.3	In providing the Consulting Services, the Consultant shall:

	a)	comply with all applicable federal, provincial, state, municipal and foreign statutes, laws and regulations;

	b)	not make any misrepresentation or omit to state any material fact that shall result in a misrepresentation regarding the business of the Company;

c)

not disclose any information about the Company, its business, or its subsidiaries to anyone prior to the information being released to the general public, unless specifically given written permission to make the specific disclosure by the Company;

d)

exercise only such powers and perform such duties in relation to the business of the Company as may from time to time be vested in or assigned to it in writing by the Company and comply with all reasonable directions given to it by the Company in connection with the provision of the Services;

	e)	not hold itself out as being able to commit the Company, or hold itself out as an agent, partner, joint venturer, employee, director or officer of the Company; and

f)

not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior consent in each instance.

3.4	The Consultant shall at all times be an independent contractor and the Consultant shall not be deemed to be an employee of the Company.

4.	CONSULTANT FEE

4.1

In consideration for the provision of the Consulting Services during the Term, the Company shall pay the Consultant by the issuance of 600, 000 Units with each Unit consisting of 1 common share of the Company and 1 warrant to purchase one additional common share of the Company at $0.40 US per share, exercisable for a period of six months from the date of issuance (collectively the “Units”). The exercise period of the warrants shall extend automatically for an additional period of 6 months upon Company’s exercise of its option to extend the Term hereof. Notwithstanding the foregoing, the Company may otherwise extend the exercise period of the warrants in its sole discretion with notice to Consultant. The Units shall be subject to the subscription agreement attached hereto and incorporate into this Agreement as Exhibit “A”. The Units shall be valued at the current market value of the Company’s common stock at the time of issuance.

4.2	From time to time during the Term, at the sole discretion of the Company, the Company shall review the services provided by the Consultant hereunder, and determine, in its sole discretion, whether it shall issue a bonus payment to the Consultant for meeting or exceeding management’s expectations of services delivered by the Consultant.

4.3

(a)      Upon the acquisition by the Company of any technology procured by the Consultant pursuant to this Agreement and protected by a patent for a period of not less than five years from the date of such acquisition, the Company shall compensate the Consultant by the issuance of 100,000 common shares in the capital stock of the Company.

(b)

Upon the acquisition by the Company of any revenue producing business or corporation procured by the Consultant pursuant to this Agreement, the Company shall compensate the Consultant by the issuance of 500,000 common shares in the capital stock of the Company.

(c) Nothing in this section 4.3 shall obligate the Company to complete any acquisition procured by the Consultant.

(d)

Any shares provided to the Consultant in accordance with this section 4.3 shall be subject to the same restrictions applicable to the share forming part of the Units payable to Consultant hereunder, provided, however, that the Company shall have no obligation to file any registration statement in respect of such additional shares.

5.	REGISTRATION RIGHT

5.1	The Company shall include the shares and warrants constituting the Units in the Company's next Form S-1 that shall be submitted for registration with the SEC.

6.	NO REIMBURSEMENT OF EXPENSES

6.1

The consultant fees described above include all fees and expenses. The Company shall have no obligation to pay any expenses incurred by the Consultant or by any third party on behalf of Consultant for the provision of the Consulting Services.

7.	CONFIDENTIALITY

7.1

“Confidential Information” means the specific terms and conditions set forth in this Agreement, and any information of the Company, or of any entity controlling, controlled by, or under common control with the Company (individually and collectively an “Affiliate”), which information is non-public, confidential or proprietary in nature, including, without limitation, business information, trade secrets, technical or non-technical data, know-how, formulas, patterns, compilations, computer programs and software (including source and object code), devices, drawings, processes, methods, techniques, financial and product plans or data, lists of or information regarding actual or potential customers or suppliers, and other business information which: (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.2

Consultant acknowledges that certain of the material and information made available to Consultant by the Company in the performance of the Consulting Services shall constitute Confidential Information. Consultant recognizes that the Confidential Information is the sole and exclusive property of the Company, and Consultant shall use its best efforts and exercise utmost diligence to protect and maintain the confidentiality of the Confidential Information.

Consultant shall not, directly or indirectly, use or disclose the Confidential Information, whether or not acquired, learned, obtained or developed by Consultant alone or in conjunction with others, except as such disclosure or use may be required in connection with the performance of the Services or as may be consented to in writing by the Company.

7.3

The Confidential Information is and shall remain the sole and exclusive property of the Company regardless of whether such information was generated by Consultant or by others, and Consultant agrees that upon termination of this Agreement it shall deliver promptly to the Company all such tangible parts of the Confidential Information including records, data, notes, reports, proposals, client lists, correspondence, materials, marketing or sales information, computer programs, equipment, or other documents or property which are in the possession or under the control of Consultant without retaining copies thereof.

7.4

Each of the obligations of Consultant in this section 7 shall also apply to any confidential information of customers, joint venture parties, partners, employees, contractors, directors, officers or shareholders of the Company or an Affiliate, or to any other entities of any nature whatsoever with whom the Company or any Affiliate has business relations.

7.5

Notwithstanding the foregoing provisions of this clause, Consultant shall not be liable for the disclosure or use of any of the Confidential Information to the extent that the Confidential Information:

	(a)	was in the public domain prior to the Effective Date of this Agreement or subsequently came into the public domain through no fault of Consultant;

	(b)	was lawfully received by Consultant from a third party, which third party was, to the knowledge of Consultant, free of any obligation of confidentiality;

	(c)	was already in the lawful possession of Consultant without an obligation to maintain its confidentiality prior to its disclosure to Consultant;

(d)

is required to be disclosed by applicable law, or in a judicial or administrative proceeding, but only so long as Consultant, to the extent it is not legally prohibited, gives the Company notice, prior to any disclosure, of any request to disclose Confidential Information so that the Company has an opportunity to object to the production or disclosure of the requested information. In the event that Confidential Information is produced under such legal compulsion, such production shall be strictly limited to the requesting party as dictated by applicable law or court order, shall be limited in scope to the extent practicable, and shall not otherwise affect the confidential nature of such Confidential Information;

(e)

can be proven to have been subsequently and independently developed, without violation of this Agreement, by employees, consultants or agents of the Consultant who did not have access to the Confidential Information; or

(f)

is disclosed by Consultant in accordance with the prior written approval of the Company, but only to the extent allowed and for the limited purposes specified in such written approval. Such permitted disclosure shall not otherwise affect the confidential nature of such Confidential Information.

7.5

For purposes of this Agreement, Confidential Information shall not be deemed to be in the public domain or be in Consultant’s lawful possession merely because it consists of components that are within the public domain.

7.6	The covenants and agreements contained in this section 7 shall survive the expiration or termination of this Agreement.

8.	NON-SOLICITATION

8.1

Consultant shall not during the Term of this Agreement hire or take away or cause to be hired or taken away any employee or consultant of the Company. Additionally, for a period of 12 months following the termination of this Agreement, Consultant shall not hire or take away or cause to be hired or taken away any employee or consultant who was in the employ of the Company during the 12 months preceding such termination.

9.	REPRESENTATIONS AND WARRANTIES

9.1

The Consultant represents that it is a corporation in good standing in the place of its incorporation, that it has the lawful right and corporate authority to enter into and carry out its obligations under this Agreement and that the person signing on behalf of Consultant has the authority to bind Optionor to the terms and conditions of this Agreement.9.2 The Company represents that it is a corporation in good standing in the place of its incorporation, that it has the lawful right and corporate authority to enter into and carry out its obligations under this Agreement and that the person signing on behalf of the Company has the authority to bind the Company to the terms and conditions of this Agreement.

10.	TERMINATION

10.1

Termination without Cause. Each party shall have the right to terminate this Agreement at any time by providing written notice to the other not less than 30 days prior to the desired date of termination.

10.2

Termination for Default. If either party (i) breaches any warranty or other material provision of this agreement, (ii) files a voluntary petition in bankruptcy, (iii) is subject to an involuntary petition in bankruptcy filed against it, or (iv) if a trustee or liquidator is appointed for either party, whether directly or in relation to that parties properties (each and all such events being herein defined as “default”) then at any time during the continuance of such default the other party may, in addition to any other rights it may have at law or in equity, suspend delivery or performance of the Services as are affected by such default, and/or terminate this Agreement with respect to all Services or such Services as are affected by such default. A default by either party under this Agreement shall not be deemed to be a default under any and all other agreements between Consultant and the Company.

Notwithstanding the foregoing, the party relying on such default shall provide written notice of its intention to terminate this Agreement by reason of default hereunder and the defaulting party shall have seven days from its receipt of such notice within which to cure such default (provided that the foregoing notice requirement shall not apply in the case of default which, by its nature, cannot be cured within seven days).

10.3

Force Majeure. If it shall be impossible or become illegal for either party to substantially perform hereunder as required for a temporary period due to strike, flood or other natural calamity or catastrophe or due to governmental law, order or regulation, then such impossibility shall not constitute a default hereunder, and each of the provisions hereof shall continue with full force and effect; except that the Term of this Agreement shall be extended for a term equal to the duration of such temporary impossibility of performance. If such impossibility by either party shall continue for a period of more than seven days, either party may then terminate this Agreement by providing written notice to the other.

11.	MISCELLANEOUS

11.1

Relationship Between the Parties. Nothing contained in this Agreement shall be construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association, or partnership). It is expressly understood that the relationship between the parties shall be that of independent contractors, whether for the purposes of any federal, state or provincial tax taxation law, rule or regulation of the United States of America, Canada, or otherwise.

11.2	Time. Time is of the essence of this Agreement.

11.3	Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

11.4

Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

11.5

Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

11.6

Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

11.7

Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

11.8	Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the parties.

11.9

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses or by such other means as either party may designate, upon at least five days written notice, to the other party.

11.10

Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

11.11	Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

11.12

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this Agreement as though the signature was an original.

11.13	Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns.

11.14	Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

11.15	Jurisdiction. The parties hereby attorn to the jurisdiction of the provincial and federal courts located in the city of Vancouver, British Columbia for all matters arising from this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

MANTRA VENTURE GROUP LTD.

Per:

/s/ Larry Kristof
Larry Kristof, President

METRADON VENTURES LIMITED

/s/ Wai Ching Chung
Wai Ching Chung, Director